Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEWALLIANCE BANCSHARES, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	52-2407114
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

195 Church Street
New Haven, Connecticut 06510
(Address of Principal Executive Offices)

NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan
(Full Title of the Plan)

Peyton R. Patterson
Chairman, President and Chief Executive Officer
195 Church Street
New Haven, Connecticut 06510
(Name and Address of Agent For Service)

(203) 787-1111
(Telephone Number, Including Area Code, of Agent for Service)

Copies to
Douglas P. Faucette, Esq.
Lord, Bissell & Brook LLP
1717 Pennsylvania Ave
Washington, D.C. 20006
(202)-521-4100

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.01 par value per share	15,982,223 Shares (2)	$14.41	$230,333,648	$27,110

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement registers such indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.

(2) Consists of (i) 8,751,600 shares reserved for issuance upon the exercise of outstanding options granted under the NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan (the “Plan”), (ii) 3,424,500 shares issued as restricted stock under the Plan, and (iii) 3,806,123 shares available for future grants under the Plan. These shares have been previously approved for issuance under the Plan by the Registrant’s board of directors and shareholders.

(3) Estimated pursuant to Rule 457 of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The price per share and aggregate offering price are calculated on the basis of (i) with respect to the 8,751,600 shares reserved for issuance upon the exercise of outstanding options granted under the Plan, the weighted average exercise price of $14.40 per share, (ii) with respect to the 3,424,500 shares issued as restricted stock under the Plan, $14.39, the value of such shares as of the date of grant, and (iii) with respect to the 3,806,123 shares available for future grants under the Plan, the average high and low prices of the Registrant’s Common Stock as reported by the New York Stock Exchange on October 31, 2005.

PART I

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I on Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by NewAlliance Bancshares, Inc. (the “Company”) (Exchange Act. File No. 0001-264755) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof.

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 21, 2005;

(b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Commission on May 10, 2005;

(c) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed with the Commission on August 9, 2005;

(d) Current Report on Form 8-K, filed with the Commission on January 27, 2005;

(e) Current Report on Form 8-K, filed with the Commission on February 14, 2005;

(f) Current Report on Form 8-K, filed with the Commission on March 9, 2005;

(g) Current Report on Form 8-K, filed with the Commission on March 11, 2005;

(h) Current Report on Form 8-K, filed with the Commission on April 15, 2005;

(i) Current Report on Form 8-K, filed with the Commission on April 28, 2005;

(j) Current Report on Form 8-K, filed with the Commission on April 28, 2005;

(k) Current Report on Form 8-K, filed with the Commission on April 28, 2005;

(l) Current Report on Form 8-K, filed with the Commission on April 28, 2005;

(m) Current Report on Form 8-K, filed with the Commission on June 7, 2005;

(n) Current Report on Form 8-K, filed with the Commission on June 7, 2005;

(o) Current Report on Form 8-K, filed with the Commission on June 22, 2005;

(p) Current Report on Form 8-K, filed with the Commission on June 30, 2005;

(q) Current Report on Form 8-K, filed with the Commission on July 26, 2005;

(r) Current Report on Form 8-K, filed with the Commission on August 5, 2005;

(s) Current Report on Form 8-K, filed with the Commission on August 10, 2005;

(t) Current Report on Form 8-K, filed with the Commission on September 20, 2005;

(u) Current Report on Form 8-K, filed with the Commission on September 26, 2005;

(v) Current Report on Form 8-K, filed with the Commission on October 25, 2005; and

(w) The descriptions of the Company’s Common Stock contained in the Company’s registration statements filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (“DGCL”), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

In accordance with the DGCL, the Eleventh Article of the Registrant’s Amended and Restated Certificate of Incorporation provides as follows:

ELEVENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article ELEVENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article ELEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under Section B of this Article ELEVENTH or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article ELEVENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article ELEVENTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article ELEVENTH or otherwise, shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article ELEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article ELEVENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

G. Notwithstanding any other provision set forth in this Article ELEVENTH, in no event shall any payments made by the Corporation pursuant to this Article ELEVENTH exceed the amount permissible under applicable state or federal law, including but not limited to the limitations on indemnification imposed by Section 18(k) of the Federal Deposit Insurance Act and the regulation issued thereunder by the Federal Deposit Insurance Corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not applicable because no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

4.1
Amended and Restated Certificate of Incorporation of the Company, previously filed with the Commission on August 13, 2004 as Exhibit 3.1 to the Company’s quarterly Report on Form 10-Q, and incorporated herein by reference.

4.2	Bylaws of the Company, previously filed with the Commission on August 13, 2004 as Exhibit 3.1 to the Company’s quarterly Report on Form 10-Q, and incorporated herein by reference.
4.3	NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan.
5.1	Opinion of Tyler Cooper & Alcorn, LLP as to the validity of certain shares being registered.
23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Tyler Cooper & Alcorn, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Haven, Connecticut on the 25th day of October, 2005.

NEWALLIANCE BANCSHARES, INC.

By: /s/ Peyton R. Patterson
Peyton R. Patterson
Chairman, President and Chief Executive Officer

Each person whose signature appears below hereby authorizes each of Peyton R. Patterson and Merrill B. Blanksteen, as attorney-in-fact, with power to act without the other, to execute in the name of such person and to file this registration statement (including any changes that he may deem necessary or appropriate) and any amendments, including post-effective amendments, hereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peyton R. Patterson
Peyton R. Patterson	Chairman, President and Chief Executive Officer (Principal Executive Officer)	October 25, 2005
/s/ Merrill B. Blanksteen
Merrill B. Blanksteen	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2005
/s/ Roxanne J. Coady
Roxanne J. Coady	Director	October 25, 2005
/s/ John F. Croweak
John F. Croweak	Director	October 25, 2005
/s/ Sheila B. Flanagan
Sheila B. Flanagan	Director	October 25, 2005
/s/ Richard J. Grossi
Richard J. Grossi	Director	October 25, 2005
/s/ Robert J. Lyons
Robert J. Lyons	Director	October 25, 2005

/s/ Eric A. Marziali
Eric A. Marziali	Director	October 25, 2005
/s/ Julia M. McNamara
Julia M. McNamara	Director	October 25, 2005
/s/ Gerald B. Rosenberg
Gerald B. Rosenberg	Director	October 25, 2005
/s/ Joseph H. Rossi
Joseph H. Rossi	Director	October 25, 2005
/s/ Cornell Scott
Cornell Scott	Director	October 25, 2005
/s/ Nathaniel D. Woodson
Nathaniel D. Woodson	Director	October 25, 2005

Joseph A. Zaccagnino	Director